Exhibit 10.12

Ox Hitt / Trinity Group Construction SECURITY AGREEMENT and

Convertible Note Agreement

This Collateral Security Agreement (the “Agreement”) is entered into as of 30th July 2026, by and among:

●	Ox Hill Realty LLC (the “Developer” or “Debtor”), a Virginia limited liability company (EIN 84-4517361), with its principal place of business at 4031 University Drive, Fairfax, VA, 22030;

●	Trinity Group Construction, Inc. (the “Contractor” or “Guarantor”), a Virginia corporation (EIN 75-3067933), with its principal place of business at 13849 Park Center Road, Suite A, Herndon, VA, 20171; and

Recitals

WHEREAS, the Developer has entered into multiple Merchant Cash Advance (“MCA”) contracts (the “MCA Contracts”) with certain funders (collectively, the “Secured Parties”) between December 2025 and February 2026, pursuant to which the Secured Parties advanced funds to the Developer in the aggregate principal amount of $29,088,485 (the “MCA Debt”);

WHEREAS, the Guarantors cosigned and/or personally guaranteed repayment of the MCA Debt; and,

WHEREAS, Guarantor has currently retired the MCA Debt in the amount of US$29,088,485; and,

WHEREAS, to secure the prompt payment and performance of the MCA Debt (including all principal, interest, fees, costs, and other obligations thereunder, the “Obligations”), the Developer desires to grant a security interest in certain real property assets as collateral, without creating a lien that requires recordation in the land records of Fairfax County, Virginia (such as a deed of trust or mortgage under Virginia law);

NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Grant of Security Interest The Developer hereby grants to the Guarantor a continuing first-priority security interest in, and pledges and assigns as collateral, all of the Developer’s right, title, and interest in and to the following (collectively, the “Collateral”):

○	All Real Estate development projects located in Fairfax County, Virginia, currently owned or under contract by the Developer, as more particularly listed in Schedule A attached hereto (the “Parcels”);

○	All rights, title, interests, proceeds, products, rents, issues, profits, and accessions arising from or related to the Parcels;

○	Any and all entitlements, approvals, permits, zoning rights, development rights, or other intangible rights associated with the Parcels (to the extent assignable without violating applicable law).

This security interest is granted solely under Virginia’s Uniform Commercial Code (Title 8.9A) as a contractual security interest enforceable between the parties and against third parties to the extent permitted by law, and is not intended to create, nor shall it constitute, a deed of trust, mortgage, or other recordable real property lien under Virginia real property law (Title 55.1).

2.	Collateral Valuation The Collateral is provided on an “as-is” basis with a current development value of approximately $453,111,781 and a potential entitled/development value as estimated by Developer of approximately $578,769,156, as determined by the Developer’s analyses. The Guarantor acknowledges that this valuation is for reference only and does not limit the scope of the security interest.

3.	Obligations Secured This Agreement secures the full and timely payment and performance of the Obligations under the MCA Contracts and any related guarantees by the Guarantor.

4.	Representations and Warranties The Developer represents and warrants that:

○	it has good and marketable title to the Collateral, free of liens except as disclosed;

○	It has full power and authority to grant this security interest;

○	This Agreement creates a valid, binding security interest enforceable in accordance with its terms.

The Guarantors represent that their guarantees remain in full force and effect.

5.	Perfection and Further Assurances The parties agree that this Agreement is a security agreement under Virginia UCC § 8.9A-203. To the extent any portion of the Collateral constitutes fixtures, as-extracted collateral, or other UCC-covered items related to real property, the Secured Parties may file a UCC-1 financing statement (without recording in land records) to perfect their interest to the maximum extent permitted by law. The Developer agrees to execute any additional documents reasonably requested to evidence or perfect the security interest.

6.	Convertible Note the Developer shall repay not less than US$9,088,485 of the original US$29,088,485 Debt on or before 31 December 2026.

○	Any portion of the Debt to the Guarantor remaining unpaid as at that date shall constitute the “Outstanding Debt”, comprising all unpaid principal, accrued and unpaid interest, fees, enforcement costs and all other amounts due under this Agreement.

○	With effect from 31 December 2026 (the “Conversion Date”), this Agreement shall, without further notice or action, automatically operate as a convertible note, and the Outstanding Debt shall convert into a general partner equity interest in the Developer (the “GP Equity Interest”), represented by Equity Interest in Ox Hill Realty LLC.

○	The percentage GP Equity Interest issued upon conversion shall equal the Outstanding Debt divided by the independently appraised net fair market value of 100% of the GP equity in the Developer as at the Conversion Date, subject to a maximum of 19.9% of the Developer’s total issued and outstanding Equity Interest in Ox Hill Realty LLC immediately before conversion.

7.	Release Upon full satisfaction of the Obligations, the Secured Parties shall promptly execute and deliver a termination statement or other release confirming the release of the security interest.

8.	Governing Law This Agreement shalt be governed by the laws of the Commonwealth of Virginia, without regard to conflict of laws principles.

9.	Entire Agreement; Amendments This Agreement constitutes the entire understanding and supersedes prior agreements. Amendments must be in writing and signed by all parties.

10.	Severability If any provision is held invalid, the remainder shall remain in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Developer: Ox Hill Realty LLC

By:	/s/ Christopher S. Smith
Name:	Christopher S. Smith	Title: Managing Partner	30th July 2026

Guarantor: Trinity Group Construction, Inc.

By:	/s/ Millard L. Wallen III
Name:	Millard L. Wallen III	Title: CEO	30th July 2026

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